Exhibit 10.2

EXECUTION COPY

REAL ESTATE CAPITAL MARKETS ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”), dated as of March 15, 2019 is made by and between Ladder Capital Finance LLC, a Delaware limited liability company (“LCF”) and Item Six Capital LLC (“Advisor”).

WHEREAS, for purposes of this Agreement, the term “Ladder Companies” shall mean, collectively, Ladder Capital Corp, a Delaware corporation (“LCC”), Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership (“Holdings”), LCF and the direct or indirect subsidiaries of any of LCC, Holdings and/or LCF, whether currently existing or hereafter acquired or formed;

WHEREAS, as of the date hereof, LCF is an indirect wholly-owned subsidiary of Holdings; and

WHEREAS, LCF and Advisor desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Advisor’s provision of the Advisory Services (as defined below).

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows.

1.                                      Advisory Services.

(a)                                 Term.  The term of this Agreement (the “Term”) shall be the period beginning on March 16, 2019 (the “Commencement Date”) and ending on the Termination Date (as herein defined).  For purposes of this Agreement, the term “Termination Date” shall mean the earliest to occur of (i) the resignation date specified in a written notice of resignation given at any time after the Commencement Date by Advisor to LCF (which termination date shall be no earlier than the date 30 days after the date such written notice of termination is delivered to LCF; provided that from and after such a delivery by Advisor of such a written notice of termination to LCF, LCF may elect to have the Termination Date be any date after such delivery that is prior to the termination date specified by Advisor in such written notice of termination), (ii) the termination date specified in a written notice of termination given at any time after the Commencement Date by LCF to Advisor (which termination date shall be no earlier than the date 30 days after the date such written notice of termination is delivered to Advisor) and (iii) the date on which Thomas M. Harney (“Tom Harney”) ceases to owns all of the outstanding ownership interests of Advisor, or ceases to be an employee of Advisor.

(b)                                 Ownership of Advisor; Tom Harney.  Advisor hereby represents and warrants to LCF that Tom Harney owns all of the outstanding ownership interests of Advisor.  Advisor hereby agrees that at all times during the Term, (i) the only owner of outstanding ownership interests of Advisor will be Tom Harney, (ii) Tom Harney will be an employee of Advisor and (iii) Advisor will cause Tom Harney to provide the Advisory Services (as herein defined) on behalf of Advisor.

(c)                                  Description of Advisory Services.  During the Term, Advisor shall be an advisor to LCF and shall provide the following advisory services (collectively, the “Advisory Services”): (i) advisory services as requested from time to time by LCF regarding key investor relations, capital markets transactions, strategic acquisition or disposition transactions, and the investment advisory business, including the mutual fund known as “Ladder Select Bond Fund”, all of which will generally entail Advisor providing capital market related assistance to LCF and the other Ladder Companies in such manner as, and only as, may be reasonably requested from time to time by any of LCF’s Chief Executive Officer, President, Chief Financial Officer or Chief Administrative Officer and (ii) as and when reasonably requested by LCF and reasonably scheduled in conjunction with Tom Harney, (A) attending up to six key investor meetings or calls that have been arranged by LCF, (B) attending up to four investor conferences of LCF per year, (C) attending LCC’s quarterly earnings and equity analysts calls and (D) participating in preparation meetings and discussions with members of the management team of LCC in advance of LCC’s quarterly board meetings and LCC’s quarterly earnings and equity analysts calls.  During the Term and without in any way limiting the terms of this Section 1(c), Advisor and LCF may describe Advisor’s or Tom Harney’s position with LCF as a “Senior Real Estate Capital Markets Advisor”.  Nothing herein may be construed as authorizing or requiring Advisory Services to be performed by Advisor if such Advisory Services would require a broker-dealer registration with the Securities and Exchange Commission or any state regulatory authority.

(d)                                 Performance of Advisory Services.  Advisor agrees that, during the Term, Advisor shall (i) provide the Advisory Services to the best of Advisor’s and Tom Harney’s ability and in compliance with the written rules, regulations, policies and procedures of the Ladder Companies as shall be in effect from time to time, (ii) as and when reasonably requested by LCF, participate in periodic strategic planning sessions held by the Ladder Companies, (iii) interact from time to time with senior management of the Ladder Companies and (iv) perform the other Advisory Services described in Section 1(c) hereof.  Advisor agrees that Advisor shall cause Tom Harney to provide a reasonable amount of time during the Term providing Advisory Services (which is expected to be approximately 30 to 40 days per annum); provided that the times during which Advisor provides the Advisory Services to the Ladder Companies shall be set by Advisor; provided further that, as and when reasonably requested by LCF and with Advisor’s approval (not to be unreasonably withheld or delayed), certain Advisory Services are to be provided at LCF’s New York office (with such a request by LCF being for matters such as attendance at certain in-person meetings of the type described above that are held at LCF’s New York office).  As a point of clarity, during the Term, LCF shall not be required to have office space available for Advisor or Tom Harney at LCF’s New York office.  With respect to Advisor being an advisor to the Company, and in performing the Advisory Services, Advisor and Tom Harney will each comply with all applicable policies and procedures of the Ladder Companies, as in effect from time to time.

(e)                                  Limits on Authority.  Each of Advisor and Tom Harney is not authorized to assume or create any obligation or responsibility on behalf of or in the name of any of the Ladder Companies and shall not misrepresent his or its status or authority.  Without limiting the generality of the foregoing, by acceptance of this Agreement, Advisor hereby acknowledges and agrees that each of Advisor and Tom Harney does not have authority to act on behalf of, or otherwise bind, LCF or any other Ladder Company.  Accordingly, each of Advisor and Tom Harney may not enter into any agreements on behalf of or purport to bind LCF or any other Ladder Company, or represent to any person that Advisor or Tom Harney has the power to create any obligation, express or implied, on behalf of any Ladder Company.

(f)                                   Annual Fee.  In consideration of Advisor’s provision of the Advisory Services, LCF shall pay to Advisor a fee of $250,000 per annum (the “Annual Fee”) during the Term.  The Annual Fee shall be paid by LCF, bi-weekly, in arrears, during the Term; provided, that with respect to the payment of the Annual Fee to be made with respect to any bi-weekly period in which the Term is not in effect for the entire bi-weekly period, such payment shall be pro-rated based on the number of days in such bi-weekly period during which the Term was in effect.  If the Term ends for any reason, Advisor shall be entitled only to (i) the accrued but unpaid portion of the Annual Fee as of the Termination Date and (ii) all accrued but unreimbursed expenses of Advisor that are subject to reimbursement by LCF pursuant to Section 1(h) through the Termination Date, but shall not be entitled to any further Annual Fee or any other compensation of any kind, nature or amount.

(g)                                  Success Fee.  In addition to the Annual Fee, if the Termination Date has not occurred on or prior to the last day of a calendar year during which the Term remains in effect, then LCF may determine, in its sole discretion, that the Advisory Services performed by Advisor during such calendar year have been of such a nature that Advisor should be paid a success fee with respect to such calendar year of an amount, if any, to be determined by LCF, in its sole discretion (a “Success Fee”), which would be paid to Advisor by no later than 60 days after the end of such calendar year; provided that Advisor hereby acknowledges and agrees that Advisor has no right to receive any Success Fee, as the payment of any Success Fee (including the amount thereof, if any) shall be as determined by LCF, in its sole discretion.

(h)                                 Reimbursement of Expenses.  LCF shall reimburse Advisor for all reasonable, documented travel and other out-of-pocket expenses (including for entertainment) that Advisor may incur in regard to Advisor’s provision of the Advisory Services during the Term; provided that any travel or entertainment related expense that would be for an amount in excess of $500 individually, and any expense reimbursement that would result of in excess of $5,000 of aggregate expense reimbursement during any calendar year, will require prior written approval of LCF in order for such expense to be reimbursable pursuant to this Section 1(h).  Such expenses shall be reimbursed as soon as practicable following receipt by LCF of documentation from Advisor evidencing such expenses, consistent with LCF’s policies relating to expense reimbursement as in effect from time to time.

(i)                                     Other Compensation.  Except as expressly provided in Section 1(f), each of Advisor and Tom Harney is not entitled to any compensation in connection with the provision of the Advisory Services.

(j)                                    No Right to Continue to be a Advisor.  Advisor acknowledges and agrees that Advisor may be terminated as an advisor to LCF at any time for any reason.  Nothing in this Agreement creates any obligation on the part of LCF or any other Ladder Company to continue Advisor’s position as an advisor to LCF.

(k)                                 Taxes/Benefits.  Advisor shall bear sole responsibility for payment on behalf of Advisor of any federal, state, provincial and local income tax withholding, social security taxes, workers’ compensation coverage, unemployment insurance, liability insurance, health and/or disability insurance, retirement benefits or other welfare or pension benefits, and/or other payments and expenses (“Charges”) related to amounts paid hereunder.  Advisor understands and agrees that, unless otherwise agreed with LCF in writing, with respect to Advisor being engaged as an advisor to LCF pursuant to this Agreement, each of Advisor and Tom Harney is not eligible for, and each of Advisor and Tom Harney hereby waives any claim to, wages, compensation incentives, profit sharing participation, stock options/grants, health coverage, disability benefits, unemployment benefits or any other benefits provided to employees of any of the Ladder Companies.  Advisor agrees to indemnify and hold LCF harmless from and against any losses and expenses (including without limitation, court costs and reasonable attorneys’ fees), taxes, interest and/or penalties incurred by any of the Ladder Companies as a result of the failure of Advisor to timely pay any Charges properly owed by Advisor.

2.                                      Conflict of Interest; Securities Law Obligations.

(a)                                 Conflict of Interest.  During the Term, with respect to any transaction, potential transaction or other matter that is considered by LCF or any other Ladder Company in which Advisor has, or is reasonably likely to have a conflict of interest, Advisor shall promptly disclose to LCF’s Chief Executive Officer and LCF’s President, in reasonable detail, the nature of such conflict of interest.

(b)                                 Securities Law Obligations.  Advisor and Tom Harney understand and agree that they are each aware that, under certain circumstances, the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell those securities, and that in no event will Advisor or Tom Harney purchase or sell any securities of LCC or any other Ladder Company at a time when Advisor or Tom Harney has material, non-public information about any Ladder Company, and in no event will Advisor or Tom Harney communication any such material, non-public information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell any securities of LCC or any other Ladder Company.

3.                                      Confidentiality.  Advisor acknowledges and agrees that the non-public information and data obtained by Advisor concerning the business or affairs of the Ladder Companies (“Confidential Information”) are the property of the Ladder Companies.  Therefore, except as may be otherwise required by law or legal process, Advisor agrees that, during the Term and at all times thereafter, without the prior consent of LCF, Advisor shall not disclose to any person or use for Advisor’s own or any third-party’s purposes any Confidential Information without the prior written consent of LCF other than in a good faith effort during the Term to promote the interests of the Ladder Companies in connection with providing the Advisory Services.  Advisor shall deliver to LCF, at any time LCF may request, all memoranda, notes, plans, records, reports, computer files and related back-ups, printouts, software, and other documents and data (and copies thereof) relating to the Confidential Information, or the business of any Ladder Company and any other property of any Ladder Company, in each case, that Advisor may then possess or have under Advisor’s control.  Notwithstanding anything to the contrary in this Section 3, Confidential Information shall not include: (i) information to the extent that it is or becomes generally available to the public (other than as a result of a disclosure by Advisor) and (ii) information to the extent that it is disclosed to Advisor by a party or person that is not under any obligation to keep such information confidential.  If Advisor is required to disclose or discuss Confidential Information by order of a court of competent jurisdiction, Advisor may disclose such Confidential Information (provided that in such case, Advisor shall promptly inform LCF of such order and shall only disclose Confidential Information to the extent necessary to comply with any such court order). Ladder will provide Tom Harney with the opportunity to review and comment on any language relating to this Agreement included in any press release and public filing by Ladder Companies.

4.                                      No Employment Relationship.  Nothing in this Agreement is intended or shall be deemed to create any employment, partnership, agency or joint venture relationship between the parties.  The parties specifically acknowledge that Advisor is an independent contractor and not an employee of LCF, and that Tom Harney is not any employee of LCF.

5.                                      Representations and Warranties of Advisor.  Advisor represents and warrants to LCF that, neither Advisor nor Tom Harney is a party to any agreement containing a noncompetition provision or other restriction which could restrict the ability of Advisor to perform any of the Advisory Services which Advisor is reasonably expected to perform or conduct for LCF (or any other Ladder Company) under this Agreement.

6.                                      Intellectual Property.  All copyrightable works that Advisor creates shall be considered “work made for hire” as such term is defined in 17 U.S.C. Section 101.  Advisor hereby waives any so-called “moral rights of authors” in connection with all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by Advisor during his course of dealings with LCF in connection with the Advisory Services (“Work Product”). In addition, Advisor hereby acknowledges and agrees that LCF may use, exploit, distribute, reproduce, advertise, promote, publicize, alter, modify or edit the Work Product or combine the Work Product with other works, in LCF’s sole discretion, in any format or medium hereafter devised.  Advisor further waives any and all rights to seek or obtain any injunctive or equitable relief in connection with the Work Product.

7.                                      Other Activities During the Term.

(a)                                 During the Term, neither Tom Harney, Advisor nor any other affiliate of Tom Harney will for himself, itself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, business or other entity of whatever nature, engage in any respect, whether as an officer, director, employee, independent contractor, advisor, sales representative, consultant, shareholder, owner, partner, manager or in any other capacity, in the lending business (other than a Ladder Company) of any Ladder Company, including any business that provides commercial mortgages, mezzanine financing or any other similar types of financing to, or with respect to, commercial real estate properties. During the Term and for two (2) years following the Termination Date, neither Tom Harney, Advisor nor any other affiliate of Tom Harney will for himself, itself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, business or other entity of whatever nature, solicit, hire, retain as an employee or independent contractor, or interfere with any Ladder Company’s relationship with any employee, investor, or customer of any Ladder Company (or any person who was an employee, investor, or customer of any Ladder Company within the past twelve months).  The restrictions set forth in this Section 7(a) shall not prohibit or restrict Advisor or Tom Harney from directly or indirectly owning less than 5% of the publicly traded securities of any publicly traded company.

(b)                                 In the event of the breach by Tom Harney or Advisor of any of the provisions of this Section 7, LCF shall be entitled, in addition to all other available rights and remedies, to withhold any or all of the amounts otherwise payable to Advisor hereunder.  If, at the time of enforcement of this Section 7, a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

8.                                      Remedies.  In addition and supplementary to other rights and remedies existing in its favor, LCF may apply to the court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, including Sections 3 and 7 hereof.

9.                                      Governing Law.  THE CONSTRUCTION AND INTERPRETATION OF THIS AGREEMENT SHALL AT ALL TIMES AND IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAWS.  ANY CLAIM, COMPLAINT, OR ACTION BROUGHT UNDER THIS AGREEMENT SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, WHOSE COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER CLAIMS, COMPLAINTS, OR ACTIONS BROUGHT UNDER THIS AGREEMENT, AND COMPANY AND ADVISOR HEREBY AGREE AND SUBMIT TO THE PERSONAL JURISDICTION AND VENUE THEREOF.

10.                               WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

11.                               Counterparts; Signature Transmission.  This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  Signatures transmitted by facsimile or electronic mail shall be binding as evidence of each party’s agreement to be bound by the terms of this Agreement.

12.                               Burden and Benefit.  This Agreement shall be binding upon LCF and Advisor, and shall inure to the benefit of LCF and Advisor, and, in each case, their respective heirs, personal and legal representatives, successors and permitted assigns.  Advisor’s rights and obligations under this Agreement may not be assigned by Advisor and any such assignment shall be null and void.

13.                               Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of the other provisions of this Agreement.

14.                               Entire Agreement; Amendment.  This Agreement contains the entire agreement and understanding by and between LCF and Advisor with respect to the provision of the Advisory Services or any other matters covered by this Agreement, and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

15.                               Waiver.  Failure to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

IN WITNESS WHEREOF, the parties hereto have duly executed this Advisory Agreement effective for all purposes and in all respects as of the day and year first above written.

LADDER CAPITAL FINANCE LLC

By:	/s/ Kelly Porcella
Name: Kelly Porcella
Title: General Counsel

ITEM SIX CAPITAL LLC

By:	/s/ Thomas M. Harney
Name: Thomas M. Harney
Title: Member

Acknowledged and agreed, including for purposes of Section 7 hereof:

/s/ Thomas M. Harney
Thomas M. Harney